Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, 2025 Equity Incentive Plan, and 2025 Employee Stock Purchase Plan of Beta Bionics, Inc. of our report dated September 13, 2024 (except for the fifth paragraph of Note 20, as to which the date is January 22, 2025), with respect to the financial statements of Beta Bionics, Inc. included in its Registration Statement (Form S-1 No. 333-284147), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 31, 2025